UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
October 30, 2009

Date of Report (Date of earliest event reported)
WEBMD HEALTH CORP.
(Exact name of registrant as specified in its charter)

Delaware	0-51547	20-2783228

(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
incorporation)		No.)
111 Eighth Avenue
New York, New York 10011

(Address of principal executive offices, including zip code)
(212) 624-3700

(Registrant’s telephone number, including area code)

(Former name or address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On October 30, 2009, Anthony Vuolo, Chief Operating Officer of WebMD Health Corp., was appointed to the additional position of Chief Financial Officer. Mr. Vuolo replaced Mark D. Funston, who left the company on that date to pursue other opportunities. Pursuant to General Instruction B.3 of Form 8-K, the following is incorporated by reference in this Item 5.02 from the Joint Proxy Statement/Prospectus filed by WebMD with the Commission pursuant to Rule 424(b)(3) on September 15, 2009 (Registration No. 333-160530):
•	the biographical information regarding Mr. Vuolo contained under the caption “WebMD Directors and Executive Officers”; and

•	the description of the employment agreement between WebMD and Mr. Vuolo contained under the caption “WebMD Executive Compensation — Employment Agreements with the WebMD Named Executive Officers — Anthony Vuolo.”
     In connection with Mr. Vuolo becoming Chief Financial Officer of WebMD, he was granted 44,000 shares of restricted WebMD Common Stock on November 3, 2009, 25% of which is scheduled to vest on each of the first four anniversaries of the date of grant. Pursuant to the terms of WebMD’s Amended and Restated 2005 Long-Term Incentive Plan, the vesting of the restricted stock will be accelerated, in the event of termination of Mr. Vuolo’s employment as a result of death or permanent disability, to the date of such termination. In addition, vesting will be accelerated to the date of termination if, following a change in control of WebMD:
•	his employment is terminated by WebMD without cause or by him for good reason (which, for this purpose, does not include a reduction in his title or responsibilities); or

•	he voluntarily resigns at any time after 12 months following the change in control.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WEBMD HEALTH CORP.
Dated: November 5, 2009	By:	/s/ Lewis H. Leicher
Lewis H. Leicher
Senior Vice President

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